EXHIBIT 10.108

                                    AGREEMENT

This Purchase and Rebate Agreement (this "Agreement") is made and entered into as of January 1, 2002, by and among Winchester Industries, Inc., a corporation organized and established under the laws of the State of Pennsylvania, having its principal place of business at 500 Leach Ave., Saltsburg, Pennsylvania, ("Manufacturer"), and ThermoView Industries, Inc., a Delaware corporation, having its principal place of business at 5611 Fern Valley Road, Louisville, Kentucky 40228 ("Distributor"), and two of Distributor's wholly owned subsidiaries: Primax Window Co., a Kentucky corporation, and Rolox, Inc., a Kansas corporation, (collectively hereinafter referred to as the "Subsidiaries").

                                    RECITALS

A. Manufacturer is in the business of manufacturing and marketing replacement windows and doors for the home improvement industry.

B. Manufacturer desires to establish a rebate program with the Distributor as an incentive for Distributor and its Subsidiaries to market and sell the products produced by Manufacturer.

C. Distributor desires to grant Manufacturer a license to design, develop and produce products consisting of proprietary materials.

D. Distributor and the Subsidiaries desire to establish an agreement to market and sell the products produced by the Manufacturer.

In consideration of their mutual covenants, and intending to be legally bound, the parties agree as follows:

SECTION I REBATE PROGRAM

a. BASE REBATE The Manufacturer shall provide to the Distributor, by monthly payment or by application of a credit to purchase invoices, as applicable, a rebate (the "Base Rebate") at the rate of Six Percent (6%) of the paid invoice price of windows, Five Percent (5%) of the paid invoice price of patio doors and Three Percent (3%) of the paid invoice price for steel replacement doors, for Manufacturer's products (collectively the "Products") purchased by the Distributor or the Subsidiaries from the Manufacturer. Manufacturer further agrees to pay to Distributor on a monthly basis the Base Rebate for Products purchased by entities not affiliated with Distributor ("Referred Entities"), which entities Distributor refers to manufacturer for purchase of the Products. The names of the referred non-affiliated entities are listed in Attachment "A", attached hereto and incorporated herein by reference. Said Attachment "A" may be amended by mutual agreement of Distributor and Manufacturer.

b. INCENTIVE REBATE In addition to the Base Rebate, Manufacturer shall provide to the Distributor, by monthly payment or by application of a credit to purchase invoices, as applicable, an additional rebate based upon the annual dollar volume of Manufacturers Products purchased by the Distributor and the Referred Entities ("Incentive Rebate"). The percentage of the Incentive Rebate, to be effective for the period beginning January 1, 2002 and ending December 31, 2006, shall be based upon the following schedule:

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
                  Dollar Volume                                        Rebate
                  -------------                                        ------
                  Up to base volume of $7,700,000                      2.95%
                  $7,700,000 to $8,085,000                             3.30%
                  $8,085,000 to $8,470,000                             3.75%
                  $8,470,000 to $8,855,000                             4.20%
                  $8,855,000 to $9,240,000                             4.70%
                  $9,240,000 to $9,625,000                             5.25%

In the event that the annual volume of Manufacturers Products purchased pursuant to the Rebate Program exceeds $9,625,000, Manufacturer shall project an additional rebate in a manner consistent with the above schedule, subject to an adjustment for additional operating overhead necessary to meet production levels of the volume purchased.

For purposes of the Incentive Rebate, the Base Volume shall initially be $7,700,000. The annual dollar volume to be applied to the Base Volume shall be calculated in the following manner: 1) Manufacturers Products purchased by the Distributor and Subsidiaries shall be the invoice price of Manufacturers Products, net of the Base Rebate, excluding any applicable prompt payment discount; and 2) Manufacturers Products purchased by Referred Entities shall be the invoice price of Manufacturers Products, excluding any applicable prompt payment discount. Uncollected invoices beyond 30 days for any Distributor and Subsidiary account shall be deducted from both annual volume and the Rebate Program. Uncollected invoices from Referred Entity accounts shall be deducted from annual volume. In the event that a general price increase is necessary due to market prices of component products, the Base Volume shall be adjusted based upon a mutually agreeable index which measures the variation of the market price of such component products.

SECTION II PURCHASE REQUIREMENTS

a. Commencing with the initial purchase of Manufacturer's Products by the Distributor on January 1, 2002, and for a twenty four (24) month period thereafter, each of the Subsidiaries agrees to purchase the Products listed on Attachment "B" (the "Exclusive Products"), attached hereto and incorporated herein by reference, to this Agreement, exclusively from the Manufacturer.

b. The purchase price of the Exclusive Products shall be at the rate of Fifty Percent (50%) of the Manufacturer's List Price, less an additional discount of Five Percent (5%) of the adjusted Fifty Percent price. Payment of the invoice for Products purchased shall be 3% 15/net or a Three Percent (3%) discount if paid within fifteen days of the invoice and the actual amount of the invoice if paid within 30 days of the invoice date. Manufacturer shall provide to Distributor a Sixty (60) day advance notice in writing in the event of a change of purchase price of any of the Exclusive Products. The price list currently in force is listed in Attachment "B" attached hereto and incorporated herein by reference.

c. Manufacturer will provide to Distributor, at the appropriate time, a bill-of-material cost, by Barricade model, for the vinyl and aluminum costs (excluding screen). This cost will be the basis for determining any cost differential between the Compozit window and existing models. Differentials will be adjusted annual on a total unit basis.

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d. Manufacturer shall provide warranty service glass ("Remakes") for the
"Barricade" line of products ("Barricade products") that were formerly manufactured by Precision Window Co. and sold by the Subsidiaries pursuant to an exclusive purchase agreement. Any required manufacture of Barricade Products, including component parts of such products, shall be at the rate of Fifty Percent (50%) of the Manufacturer's List Price for such products, less an additional discount of Five Percent (5%) of the adjusted remake price, less an additional discount of Twenty Five Percent (25%) of the net adjusted Remake price (e.g., if the List Price is $100, the applicable Remake price would be $35.625). Manufacturer shall provide full warranty coverage for all products sold by the Distributor pursuant to this Agreement in accordance with Manufacturer's limited written warranty, as the same may change from time to time.

e. Manufacturer agrees to design and develop tooling and dies necessary to manufacture products consisting primarily of Compozit extrusions, a proprietary material of which Distributor holds certain legal rights ("Compozit Products"). Tooling design and development costs incurred by Manufacturer in conjunction with the Compozit Products, not to exceed $250,000, will be initially paid for by Manufacturer and amortized over a five-year period. If Distributor terminates the program during this five-year period, Distributor agrees to reimburse Manufacturer for the unamortized design and development costs incurred on a pro-rata basis. In conjunction with this Agreement, Distributor grants to Manufacturer a non-exclusive license to manufacture Compozit Products during the term of this Agreement. Upon the termination of this Agreement, the non-exclusive license to manufacture Compozit Products shall expire and the Distributor shall retain all rights to the tooling and dies designed by the Manufacturer for the production of Compozit Products.

f. Manufacturer covenants that all Exclusive Products and Barricade products shall be compliant with prevailing industry standards for such windows, doors and patio doors.

SECTION III TERMINATION

a. Section II of this Agreement may be terminated by the Distributor after January 1, 2004 upon ninety (90) days advance notice to the Manufacturer. Prior to termination, the Manufacturer must receive full payment by the Distributor and/or its Subsidiaries of the then existing balance of the tooling cost incurred for the production of Compozit Products.

b. Section II of the Agreement may be terminated by the Manufacturer with respect to Distributor or any of the Subsidiaries following thirty (30) days written advance notice of the failure of the Distributor or such Subsidiaries to provide full payment of invoices submitted for products purchased pursuant to this Agreement, provided that any such termination shall not affect the Distributor's and the Subsidiaries' obligations hereunder including, without limitation, their obligation to pay the then existing balance of the tooling and design costs associated with the Compozit Products in full upon Manufacturer's termination of this Agreement. In addition, Manufacturer reserves the right, upon failure of the Distributor or any of the Subsidiaries to pay Manufacturer's invoices within their terms, to change the credit terms applicable to Distributor or such Subsidiaries and/or to cease shipping products to any or all of the parties hereto.

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                       SECTION IV MISCELLANEOUS PROVISIONS

a. This Agreement reflects all the agreements, understandings, representations, conditions, and warranties by and among the parties. Neither party shall be liable for any representation made unless it is expressly set forth in this Agreement, and this Agreement may not be modified or amended except in a writing signed by an authorized representative of each of the parties hereto.

b. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. The parties stipulate to the venue and jurisdiction of the courts located in Western Pennsylvania for the resolution of any dispute that may arise hereunder.

c. The bankruptcy or insolvency of Distributor or any Subsidiary shall not serve to release or affect the obligations of any party to this Agreement that has not filed for bankruptcy protection.

d. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement; and any such invalidity, illegality or unenforceability shall not, of itself, affect the validity, legality or enforceability of such provision in any other jurisdiction.

e. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement may also be executed by counterpart facsimile signatures.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                            THERMOVIEW INDUSTRIES, INC.
                                            "DISTRIBUTOR"

                                            By: /s/ Charles L. Smith
                                               --------------------------------
                                               Charles L. Smith, President

                                            ROLOX, INC.

                                            By: /s/ Charles L. Smith
                                               --------------------------------
                                               Charles L. Smith, President

                                            PRIMAX WINDOW CO.

                                            By: /s/ Charles L. Smith
                                               --------------------------------
                                               Charles L. Smith, President

                                            WINCHESTER INDUSTRIES, INC.
                                            "MANUFACTURER"

                                            By: /s/ Robert Weis
                                               --------------------------------
                                               Robert Weis, President

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                                 ATTACHMENT "A"

                             NON-AFFILIATED ENTITIES
                             REFERRED BY DISTRIBUTOR

1.   DeBell -- Reno, Nevada;
2.   Trademark -- Denver, Colorado;
3.   Cardinal Windows -- Columbus, Ohio;
4.   USA Windows -- Gray, Tennessee;
5.   Window Systems - Cleveland, Ohio.

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                                 ATTACHMENT "B"

                          PRODUCTS SUBJECT TO EXCLUSIVE
                         PURCHASE AGREEMENT WITH PRICING

                                 To Be Provided

"OXFORD SERIES" DOUBLE-HUNG, SLIDER, HOPPER AND CASEMENT REPLACEMENT WINDOWS, STEEL REPLACEMENT DOORS AND PATIO DOORS"

* EXCLUDES GARDEN, BAY AND BOW WINDOWS.

Compozit Products

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